Exhibit 99.1

Press Release

Source: Duska Therapeutics, Inc.

Duska Therapeutics Updates Recent Drug Development and Corporate Activities

Wednesday February 16, 4:00 pm ET

BALA CYNWYD, Pa.—(BUSINESS WIRE)—Feb. 16, 2005—Duska Therapeutics, Inc. (OTCBB:DSKT—News) reported today on the status of certain of its drug development and corporate activities.

ATPace™

ATPace™ is Duska’s liquid formulation of adenosine 5’ - triphosphate (ATP) that is being developed as a diagnostic test for identification of an abnormally slow heart rate (bradycardia) as the cause of syncope (or fainting). Duska has selected 20 principal investigators and their clinical sites in the U.S. and Canada to participate in its recently initiated Phase II clinical trial of ATPace™. Enrollment of patients in this trial is anticipated to commence within approximately 30 to 60 days.

ATPotent™

ATPotent™ is Duska’s liquid formulation of ATP that is being developed as a new drug for the treatment of male infertility. In January 2005, Duska received the results of a preliminary study performed for Duska by a U.S. infertility clinic in which ATP significantly enhanced the rate of the acrosome reaction in human sperm. In February 2005, Duska received similar data generated in an additional independent study performed in the fertilization laboratory of a leading academic center in Israel. These studies confirmed data previously generated by the Italian scientists who licensed this ATP technology to Duska. Duska is now organizing a study to confirm the equivalency of pharmacological activity of its ATPotent™ formulation with the ATP formulation used in the aforementioned studies. Subject to confirming this equivalency, Duska intends to initiate pre-clinical studies of ATPotent™ in a leading U.S. medical center during the first half of 2005.

Vagonixen™

Vagonixen™ is Duska’s proposed drug for the treatment of chronic obstructive pulmonary disease (COPD) and chronic cough. Data obtained in a preliminary study sponsored by Duska with an existing compound that had been researched by others for clinical indications not related to pulmonary disorders, have shown that it could serve as a suitable candidate for Vagonixen™. In light of the significant commercial potential for an effective treatment of COPD and cough, Duska is focusing on this early stage but promising project.

“I am encouraged by the progress that Duska is making on a number of drug development fronts,” said Dr. Amir Pelleg, Duska’s President and Chief Scientific Officer. “Duska looks forward to an active and productive 2005 as we move forward with various clinical and pre-clinical projects for our drug product candidates.”

Duska also reported today that the SB-2 registration statement that it filed with the SEC became effective on February 10, 2005. This registration statement covers resales of 9,145,658 shares of Duska’s common stock held by certain of its shareholders (including shares issuable upon exercise of outstanding warrants to purchase 5,602,998 shares).

About Duska Therapeutics, Inc.

Duska Therapeutics, Inc., based in Bala Cynwyd, Pennsylvania, is an emerging biopharmaceutical company that is focusing on the development of diagnostic and therapeutic products related to adenosine 5’-triphosphate, or ATP, and ATP related P2 receptors. Duska currently carries out all of its business operations through its wholly owned subsidiary, Duska Scientific Co. Duska owns or has exclusive license rights to a number of proprietary diagnostic and therapeutic applications, four of which are currently in various stages of development in the fields of syncope (fainting), male infertility, chronic obstructive pulmonary disease (COPD) and cough, and asthma. For more information, visit Duska’s website: www.duskascientific.com

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and certainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the early stage of Duska’s drug development projects, the need for future clinical testing of Duska’s drug candidates, uncertainties regarding the scope of the clinical testing that may be required by regulatory authorities and the outcomes of those tests, the significant time and expense that will be incurred in developing any of the potential commercial applications for Duska’s P2R technologies, Duska’s need for additional capital to fund its ongoing working capital and drug development needs, risks relating to the enforceability of any patents covering Duska’s products and to the possible infringement of third party patents by those products, and the impact of third party reimbursement policies on the use of and pricing for Duska’s products. Additional uncertainties and risks are described in Duska’s most recently filed SEC documents, such as its most recent annual report on Form 10-KSB, all quarterly reports on Form 10-QSB and any current reports on Form 8-K filed since the date of the last Form 10-KSB. All forward-looking statements are based upon information available to Duska on the date the statements are first published. Duska undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Duska Therapeutics, Inc., Bala Cynwyd

Amir Pelleg, 610-660-6690